EXHIBIT 10.15

SUMMARY OF KEY TERMS OF COMPENSATION ARRANGEMENTS
WITH PACIFICORP NAMED EXECUTIVE OFFICERS AND DIRECTORS

PacifiCorp's named executive officers each receive an annual salary and participate in health insurance and other benefit plans on the same basis as other employees, as well as certain other compensation and benefit plans described in PacifiCorp's Annual Report on Form 10-K.

The named executive officers are also eligible to receive a cash incentive award under PacifiCorp's Annual Incentive Plan ("AIP"). The AIP provides for a discretionary annual cash award that is determined on a subjective basis and paid in December. In addition to the AIP, the named executive officers are eligible to receive discretionary cash performance awards periodically during the year to reward the accomplishment of significant non-recurring tasks or projects. The named executive officers are participants in PacifiCorp's Long-Term Incentive Partnership Plan ("LTIP"). A copy of the LTIP is incorporated by reference to Exhibit 10.15 to PacifiCorp's Annual Report on Form 10-K for the year ended December 31, 2019. Beginning in 2023, PacifiCorp entered into Critical Personnel Agreements with certain key employees, including the CFO, who possess skills that are important to the continued success of PacifiCorp. These agreements provide for cash amounts to be awarded to the employee in four installment payments to be made at specified dates as long as the employee is in good standing in the defined position as of December 31 each year within the award period. Amounts awarded under the Critical Personnel Agreements are in lieu of AIP and LTIP awards. The agreements do not constitute a guarantee of future employment. A copy of the Critical Personnel Agreement is incorporated by reference to Exhibit 10.24 to PacifiCorp's Annual Report on Form 10-K for the year ended December 31, 2023.

Base salary for named executive officers for PacifiCorp's fiscal year ending December 31, 2024 is shown in the following table:

Name and Title	Base Salary

Cindy A. Crane	$2,000,016
Chair of the Board of Directors and Chief Executive Officer, PacifiCorp

Gary W. Hoogeveen	525,500
President and Chief Executive Officer, Rocky Mountain Power

Nikki L. Kobliha	311,997
Vice President, Chief Financial Officer and Treasurer

Ms. Crane, Mr. Hoogeveen and Ms. Kobliha are also directors of PacifiCorp, but do not receive additional compensation for their service as directors other than what they receive as employees of PacifiCorp. Mr. Calvin D. Haack and Ms. Natalie L. Hocken are directors of PacifiCorp as well as employees of BHE, but do not receive additional compensation for their service as directors of PacifiCorp other than what they receive as employees of BHE.